Exhibit 5.1

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, New York 10005-1413

October 7, 2009

Alestra, S. de R.L. de C.V.

Avenida Lázaro Cárdenas, No. 2324, Piso 9

Col. Residencial San Agustín

San Pedro Garza García, N.L. 66260, México

Re: Offer to Exchange up to US$200,000,000 Aggregate Principal Amount of 11.750% Senior Notes due 2014

Ladies and Gentlemen:

We have acted as special United States counsel to Alestra, S. de R.L. de C.V., a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico (the “Company”), in connection with the filing with the Securities and Exchange Commission of a registration statement on Form F-4 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the offer by the Company of up to US$200,000,000 aggregate principal amount of the Company’s 11.750% Senior Notes due 2014 (the “New Notes”) in exchange for an equal aggregate principal amount of the Company’s outstanding 11.750% Senior Notes due 2014 (the “Old Notes”). The filing is being undertaken pursuant to the Indenture, dated as of August 11, 2009 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), and the Registration Rights Agreement dated as of August 11, 2009, among the Company, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated (the “Registration Rights Agreement”).

In rendering the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have relied upon representations and certifications as to factual matters by officers and representatives of the Company and its affiliates and its Mexican counsel and statements contained in the Registration Statement.

In our examination of the documents referred to above we have assumed, with your permission and without independent investigation, that:

(a)	the Company is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power and authority (corporate or other) to execute, deliver and perform its obligations under the Registration Statement, the Indenture and the New Notes; the Registration Statement, the Indenture and the New Notes have been duly authorized by all necessary action on the part of the parties thereto, and, except to the extent specifically set forth below with respect to the Company, the Registration Statement, the Indenture and the New Notes have been duly executed and delivered by such parties and are valid, binding and enforceable obligations of such parties;

(b)	except with respect to matters covered by Applicable Law, all authorizations, approvals or consents of, and all filings or registrations with, any governmental authority or agency required for the execution, delivery and performance of the Registration Statement, the Indenture and the New Notes have been obtained or made and are in effect;

(c)	the making and performance of each of the Registration Statement, the Indenture and the New Notes by the Company does not contravene, and such agreements are not invalid or unenforceable under, the law of the jurisdiction of organization of the Company; and

(d)	the Company has complied, and will comply, with the respective covenants and agreements made by the Company in the Registration Statement, the Indenture and the New Notes.

For the purposes of this opinion, (i) the term “Applicable Law” means laws, rules and regulations of any Governmental Authority which, in our experience, are normally applicable to the type of transactions contemplated by the Registration Statement, the Indenture and the New Notes, and (ii) the term “Governmental Authority” means any United States federal or State of New York administrative, judicial or other governmental agency, authority, tribunal or body.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.

The Indenture has been duly executed and delivered by the Company, and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (a) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar laws relating to or affecting creditors’ rights generally; (b) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (ii) concepts of materiality, reasonableness, good faith and fair dealing, and (iii) possible judicial action giving effect to foreign governmental actions or foreign law; and (c) in the case of rights to indemnity and contribution, as may be limited by law or public policy.

2.	The New Notes, when executed, delivered and authenticated in accordance with the provisions of the Indenture and when exchanged by holders thereof for the Old Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except in each case: (a) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar laws relating to or affecting creditors’ rights generally; and (b) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (ii) concepts of materiality, reasonableness, good faith and fair dealing, and (iii) possible judicial action giving effect to foreign governmental actions or foreign law.

We express no opinion (a) as to whether a United States federal or state court outside the State of New York would give effect to the choice of New York law in the Indenture and the New Notes; (b) as to whether the federal courts of the United States could exercise jurisdiction over any action brought against the Company by any party not a “citizen” of any state for purposes of 28 U.S.C. § 1331 and 28 U.S.C. § 1332; (c) as to the enforceability of any provision to the extent such provision provides indemnity in respect of any loss sustained as the result of the conversion into United States dollars of a judgment or order rendered by a court or tribunal of any particular jurisdiction and expressed in a currency other than United States dollars; (d) as to the enforceability in the United States of any waiver of immunity to the extent it applies to immunity acquired after the date of the relevant agreement; or (e) any waiver of forum non conveniens or similar doctrine with respect to proceedings in any court other than a court of the State of New York.

In connection with the foregoing opinions, we have also assumed that at the time of the issuance and delivery of the New Notes, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the New Notes and that the issuance and delivery of the New Notes, all of the terms of the New Notes and the performance by the Company of its obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and will not result in a default under or a breach of any agreement or instrument then binding upon the Company.

The foregoing opinions are limited to matters involving the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This letter is furnished to you in connection with the filing of the Registration Statement, and may not be used, quoted, relied upon or otherwise referred to by any other person or for any other purpose without our express written consent in each instance. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,

/S/ MILBANK, TWEED, HADLEY & McCLOY LLP

MAM/PED